Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)
SANGAMO BIOSCIENCES ANNOUNCES EXPANSION OF RESEARCH AND
LICENSE AGREEMENT WITH GENENTECH FOR ZFP TECHNOLOGY FOR
PROTEIN PHARMACEUTICAL PRODUCTION
Companies Agree to Expanded Access to ZFN Technology To Potentially Improve Protein
Production
Richmond, Calif., February 27, 2008 — Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that it has entered into a second Research and License Agreement with Genentech, Inc. expanding on the original agreement to include additional targets for potential improvement of production cell lines using Sangamo’s proprietary zinc finger DNA—binding protein nuclease (ZFN) technology.
“We are pleased to expand our relationship with Genentech, a company that has always operated at the cutting edge of innovative development,” said Edward Lanphier, Sangamo’s president and chief executive officer. “Under this second non-exclusive, research and commercial license agreement, Sangamo will design and engineer additional ZFNs that target genes identified by Genentech to potentially improve protein pharmaceutical production in mammalian cells. This further agreement strengthens our belief that there is a growing appreciation of the value of our technology which provides a rapid, reliable and highly specific method to efficiently alter genes in eukaryotic cells.”
Sangamo announced a strategic relationship with Sigma-Aldrich in July 2007 aimed at commercializing the research aspects of the ZFP technology in several areas, including the field of protein production. “As a Sangamo partner, Sigma is fully committed to bringing this powerful new technology to the scientific research community in the form of future products and services, which we believe will lead to a new era of scientific endeavor,” said David Smoller, Ph.D., President of Sigma-Aldrich’s Research Biotech Unit.
ZFPs are the dominant class of naturally occurring transcription factors in organisms from yeast to humans. Transcription factors, which are found in the nucleus of every cell, bind to DNA to regulate gene expression. Though there are many kinds of transcription factors, only ZFPs are amenable to engineering and precise targeting to a particular gene or genes of interest. ZFNs are engineered forms of ZFPs that also contain a nuclease component, which can induce modification of a target gene of interest.
About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on stem cell mobilization, ALS, cancer, HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)
sequence-specific ZFP Nucleases (ZFN™) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.
This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, strategic relationship with collaborators, clinical trials and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, the ability of Sangamo and its collaborators to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.
Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com
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